Exhibit 10.1

PEOPLES STATE BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT is made by and between Peoples State Bank (the “Bank”), a Wisconsin state bank with its principal office in Wausau, Wisconsin, and _________________ (the “Executive”), a key officer employed by the Bank.  This Agreement amends and restates that certain Executive Deferred Compensation Agreement, dated __________, by and between the Bank and the Executive.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide to the Executive a deferred compensation opportunity and a deferred bonus opportunity.  The Bank will pay the Executive’s benefits from the Bank’s general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

1.1

Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1

“Base Salary” means the Executive’s base compensation, excluding any and all other compensation such as commissions, allowances or other non-annual payments or non-annual incentive bonuses, whether paid in cash, deferred cash payments or payments into or for any deferred compensation arrangement, including a Code section 401(k) plan, and premium payment for life insurance under the terms of any other deferred compensation or benefit arrangement.

1.1.2

“Beneficiary” means each person designated pursuant to Article 6, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.1.3

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.1.4

“Benefit Election Form” means the form attached hereto as Exhibit B.

1.1.5

“Change of Control” means (other than Permitted Transfers):

(a)

a change in the ownership of the Bank or the Holding Company whereby a person or group (a “Person”) (within the meaning of Code section 409A) acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank or the Holding Company which, together with capital stock already held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or Holding Company’s outstanding capital stock; provided, however, that if a Person already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or Holding Company’s outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change of Control; or

(b)

a change in the effective control of the Holding Company whereby

(i)

a Person acquires (or has acquired during the preceding twelve (12) month period ending on the date of the most recent acquisition by such person), directly or indirectly, ownership of a number of shares of capital stock of the Holding Company which constitutes thirty-five percent (35%)or more of the combined voting power of the Holding Company’s outstanding capital stock; provided, however, that if a Person already owns thirty-five percent (35%) or more of the combined voting power of the Holding Company’s outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change of Control; or

(ii)

a majority of the persons who were members of the Board of Directors of the Bank or Holding Company as of the Effective Date are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Bank’s or Holding Company’s Board of Directors is not endorsed by a majority of the Bank’s or Holding Company’s Board of Directors prior to such appointment or election; or

(c)

a change in the ownership of the assets of the Bank or the Holding Company whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person) assets of the Bank or the Holding Company that have a  total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank or the Holding Company immediately prior to such acquisition or acquisitions; provided, however, that there is no Change of Control if assets are transferred to an entity that is controlled by the shareholders of the Bank or the Holding Company immediately after the transfer, nor is it a Change of Control if the Bank or the Holding Company transfers assets to:

(i)

a shareholder of the Bank or the Holding Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Bank or the Holding Company;

(ii)

an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Holding Company;

(iii)

a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Bank or the Holding Company; or

(iv)

an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (iii) of this Section 1.1.5(c).

1.1.6

“Change in Control Benefit” means the benefit described in Section 4.4.

1.1.7

“Code” means the Internal Revenue Code of 1986, as amended.

1.1.8

“Death Benefit” means the benefit described in Article 5.

1.1.9

“Death Benefit Election Form” means the form attached hereto as Exhibit C.

1.1.10

“Deferral” means the amount of Base Salary or bonus compensation (if any) that the Executive elects to contribute to the Deferral Account, as set forth on the Deferral Election Form.

1.1.11

“Deferral Account” means the bookkeeping account established by the Bank pursuant to Article 3.

1.1.12

“Deferral Election Form” means the form by which the Executive elects to make Deferrals of Base Salary or bonus compensation (if any), which is attached to this Agreement as Exhibit A.

1.1.13

“Disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Holding Company-sponsored accident and health plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

1.1.14

“Disability Benefit” means the benefit described in Section 4.3.

1.1.15

“Effective Date” means ___________.  The effective date of this amended and restated Agreement is _________, 2007.

1.1.16

“Early Termination of Employment” means the Executive’s Termination of Employment prior to attainment of Normal Retirement Age for any reason other than death, Disability or Termination of Employment for Cause.

1.1.17

“Holding Company” means PSB Holdings, Inc., a Wisconsin corporation and registered bank holding company.

1.1.18

“Interest” has the meaning set forth in Section 3.1.3.

1.1.19

“Matching Grant” means the amount, if any, contributed or credited to the Deferral Account by the Bank which does not represent Deferrals of Base Salary or bonus compensation (if any) or Interest  credited pursuant to Section 3.1.3 of this Agreement.

1.1.20

“Normal Retirement Age” means age sixty-five (65).

1.1.21

“Normal Retirement Benefit” means the benefit described in Section 4.1.

1.1.22

“Normal Retirement Date” means the Executive's Termination of Employment after the attainment of Normal Retirement Age.

1.1.23

“Permitted Transfers” means that a Shareholder may make the following transfers and such transfers shall be deemed not to be a Change of Control under Section 1.1.5:

(a)

to any trust, company, or partnership created solely for the benefit of any Shareholder or any spouse of or any lineal descendent of any Shareholder;

(b)

to any individual or entity by bona fide gift;

(c)

to any spouse or former spouse of any Shareholder pursuant to the terms of a decree of divorce;

(d)

to any officer or employee of the Agency pursuant to any incentive stock option plan established by the Bank or Holding Company;

(e)

to any family member of any Shareholder;

(f)

after receipt of any necessary regulatory approvals, to any company or partnership, including but not limited to, a family limited partnership, a majority of the stock or interests of which company or partnership are owned by any of the Shareholder; or

(g)

to any trust established by the Bank or Holding Company and intended to qualify under section 401(a) of the Code.

1.1.24

“Plan Year” means each twelve (12) consecutive month period beginning on January 1st and ending on December 31st of each year.

1.1.25

“Return On Equity” or “ROE” means a fraction, the numerator of which is the net earnings of the Bank after state and federal corporate tax, but excluding (i) after-tax annual interest expense payable on the trust preferred securities issued by the Holding Company (if any), (ii) after-tax income resulting from death proceeds payable from any life insurance policies acquired by the Bank, (iii) extraordinary items (determined pursuant to GAAP), and the denominator of which is the shareholder’s equity of the Bank as of the end of the preceding Plan Year.

1.1.26

“Shareholder” means an existing owner of issued and outstanding stock of the Holding Company as of the Effective Date of this Agreement.

1.1.27

“Specified Employee” means a “key employee,” as defined in Code section 416(i) and the regulations issued there under.

1.1.28

“Termination of Employment,” “Terminates Employment,” “Terminates” and similar mean that the Executive has incurred a separation of service (within the meaning of Code section 409A and the guidance and regulations issued thereunder) and ceases to be employed by the Bank and/or the Holding Company for any reason.

1.1.29

“Termination of Employment for Cause” has the meaning set forth in Article 7.

1.1.30

“Unforeseeable Emergency” means a severe financial hardship of the Executive or the Executive’s Beneficiary resulting from (a) illness or accident of the Executive, the Executive’s Beneficiary, or the spouse or dependent (as defined in section 152(a) of the Internal Revenue Code) of either; (b) loss of the Executive’s or Executive’s Beneficiary’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive or the Executive’s Beneficiary.  The determination of the occurrence of an Unforeseeable Emergency is based upon all relevant facts and circumstances and shall be determined in accordance with and shall otherwise comply with the requirements of Code section 409A and the regulations issued thereunder.

Article 2

Deferral Election

2.1

Initial Deferral Election.  The Executive shall make an initial Deferral election under this Agreement by filing with the Bank a signed Deferral Election Form within thirty (30) days after the Effective Date of this Agreement.  The Deferral Election Form shall set forth the amount of Base Salary and bonus compensation (if any) to be deferred, and shall be effective to defer only Base Salary and bonus compensation (if any) earned after the date the Deferral Election Form is received by the Bank.  A Deferral Election Form shall remain in effect until modified by the Executive in accordance with Section 2.2.

2.2

Election Changes.

2.2.1

Generally.  Once filed, a Deferral Election Form is irrevocable for the Plan Year to which the Deferral Election Form applies (subject to Section 2.2.2).  Upon the Bank’s approval, the Executive may modify the amount of Base Salary or bonus compensation (if any) to be deferred in a subsequent Plan Year by filing a new Deferral Election Form with the Bank prior to the beginning of such Plan Year for which Base Salary and bonus compensation (if any) is to be deferred.  The new Deferral Election Form shall not be effective until the first day of the Plan Year following the Plan Year in which the new Deferral Election Form is received and approved by the Bank.

2.2.2

Cancellation of Deferrals Upon Unforeseeable Emergency.  Notwithstanding the requirements of Section 2.2.1, if the Executive incurs an Unforeseeable Emergency or a hardship distribution under section 1.401(k)-1(d)(3) of the Code and the regulations thereunder, the Executive may cancel Deferrals under this Agreement.  Any Deferral Election Form submitted by the Executive to the Bank subsequent to cancellation of Deferrals under this Section 2.2.2 shall be considered an initial Deferral Election Form by the Executive for purposes of Code section 409A and the guidance and regulations issued thereunder.

2.2.3

Void Elections.  Any elections provided for in this Agreement which would be deemed by operation of law to be taxable to the Executive prior to the anticipated payment of the benefits to the Executive or by operation of law would cause a loss of deductibility by the Bank when the payments commence or greater taxation than anticipated by the Bank for this Agreement will be deemed not to have been made by the Executive.

Article 3

Deferral Account

3.1

Establishing and Crediting.  The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

3.1.1

Deferrals.  The amount of Base Salary or bonus compensation (if any) deferred by the Executive as set forth in the signed Deferral Election Form completed by the Executive and submitted to the Bank in accordance with Article 2.  The Bank shall credit the Deferrals as of the time such amounts would have otherwise been paid to the Executive as Base Salary or bonus compensation (if any) in accordance with the Bank’s or Holding Company’s regular payroll schedule and policy.  Notwithstanding the above, in any given Plan Year the amount of Base Salary deferred by the Executive shall not exceed twenty percent (20%) of Base Salary and the amount of bonus compensation (if any) deferred by the Executive shall not exceed seventy percent (70%) of bonus compensation.

3.1.2

Matching Grant.  The Bank shall make a contribution to the Executive’s Deferral Account in the form of a Matching Grant equal to twenty (20%) of the Executive’s Deferrals up to a maximum of three percent (3%) of the Executive’s Base Salary.  The Bank shall credit the Matching Grant to the Deferral Account at the same time the Executive’s Deferrals are credited to the Deferral Account in accordance with Section 3.1.1.

3.1.3

Interest.  Until any benefit payment commences under this Agreement, as of the last day of each Plan Year, the Bank shall calculate Interest on the Deferral Account balance at a rate equal to the annual ROE of the Bank determined as of the last day of the Plan Year, with such Interest to be compounded annually and credited on the last day of the Plan Year.  The minimum rate of Interest credited under the first sentence of this Section 3.1.3 shall be five percent (5%), and the maximum rate of Interest shall be fifteen percent (15%).  In the year that the Executive obtains Normal Retirement Age, the Bank shall calculate Interest on the Deferral Account balance at a rate equal to the annual ROE of the Bank determined as of the last day of the Plan Year, with such Interest to be credited on a pro-rata basis.  After the commencement of any benefit payment under this Agreement, the Bank shall calculate Interest on the Deferral Account balance at a rate equal to seven percent (7%), with such Interest to be compounded bi-weekly until the full benefit is paid from this Agreement.  Interest will continue to be credited until the Deferral Account balance is fully paid.  Notwithstanding the preceding, the rate of Interest credited under this Section 3.1.3 is subject to adjustment from time to time in the sole discretion of the Bank approved by the board of directors.

3.1.4

Vesting Schedule.  The Executive shall be one hundred percent (100%) vested in any Deferrals made under this Agreement.  The Executive shall vest in any Matching Grant credited under Section 3.1.2 and any Interest credited under Section 3.1.3 in accordance with the following schedule:

Plan Years Completed	Vesting Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

At the end of the sixth (6th) Plan Year from such Matching Grant or Interest, the Executive shall be one hundred percent (100%) vested in that or any future Matching Grant or Interest credited under Sections 3.1.2 and 3.1.3.  For purposes of determining an Executive’s vested percentage under this Section 3.1.4, all Plan Years completed since the Effective Date shall be considered.

3.2

Statement of Accounts.  The Bank shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3

Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a funded trust of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits and does not retain any ownership of the mutual funds used to determine Return on Investment.  The benefits represent the mere Bank promise to pay such benefits.  The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

Article 4

Lifetime Benefits

4.1

Normal Retirement Benefit.  Upon the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1

Amount of Benefit.  The benefit under this Section 4.1 is one hundred percent (100%) of the Deferral Account balance determined as of the Executive’s Normal Retirement Date.

4.1.2

Payment of Benefit.  The Bank shall pay the benefit described in Section 4.1.1 to the Executive in the form elected by the Executive on the Benefit Election Form.  The benefit shall commence on the last day of the month following the Executive’s Normal Retirement Date; provided, however, that, subject to Section 5.3, if the Executive is a Specified Employee, the benefit under this Section 4.1 shall not commence until the last day of the sixth (6th) month following the Executive’s Normal Retirement Date.

4.2

Early Termination Benefit.  Upon Termination of Employment prior to Normal Retirement Age for reasons other than death, a Change of Control or Disability, the Bank shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1

Amount of Benefit.  The benefit under this Section 4.2 is the vested portion of the Deferral Account, determined pursuant to Section 3.1.4, as of the date of the Executive’s Termination of Employment.

4.2.2

Payment of Benefit.  The Bank shall pay the benefit described in Section 4.2.1 to the Executive in a single lump-sum payment within sixty (60) days following the Executive’s Termination of Employment, provided, however, that, Subject to Section 5.3, if the Executive is a Specified Employee, the benefit under this Section 4.1 shall not commence until the last day of the sixth (6th) month following the Executive’s Termination of Employment.

4.3

Disability Benefit.  If the Executive incurs a Termination of Employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1

Amount of Benefit.  The benefit under this Section 4.3 is one hundred percent (100%) of the Deferral Account balance determined as of the date of the Executive’s Termination of Employment.

4.3.2

Payment of Benefit.  The Bank shall pay the benefit described under Section 4.3.1 to the Executive in a single lump-sum payment within sixty (60) days following the Executive’s Termination of Employment.

4.4

Change of Control Benefit.  Upon a Termination of Employment prior to Normal Retirement Age and subsequent to a Change of Control, the Bank shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1

Amount of Benefit.  The benefit under this Section 4.4 shall be one hundred percent (100%) of the Deferral Account balance determined as of the date of the Executive’s Termination of Employment.

4.4.2

Payment of Benefit.  The Bank shall pay the benefit described in Section 4.4.1 to the Executive in a lump-sum payment within sixty (60) days following the Executive’s Termination of Employment, provided, however, that, Subject to Section 5.3, if the Executive is a Specified Employee, the benefit under this Section 4.1 shall not commence until the last day of the sixth (6th) month following the Executive’s Termination of Employment.

4.5

Unforeseeable Emergency Benefit.  In the event the Executive suffers an Unforeseeable Emergency, the Bank may, if it deems it advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Executive as a hardship benefit (“Hardship Benefit”) any portion of the Executive’s Deferral Account up to the amount necessary to address the unforeseeable emergency.  Any Hardship Benefit shall be distributed or utilized at such times as the Executive shall determine, and the Deferral Account shall be reduced by the amount so distributed and/or utilized.

Article 5

Death Benefits

5.1

Death During Active Service.  If the Executive dies while in the employment of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1

Amount of Benefit.  The benefit under this Section 5.1 shall be one hundred percent (100%) of the Deferral Account balance determined as of the date of the Executive’s death.

5.1.2

Payment of Benefit.  The Bank shall pay the benefit described in Section 5.1.1 to the Executive’s Beneficiary in the form elected by the Executive on the Death Benefit Election Form.  The benefit shall commence on the last day of the month following the Executive’s death.

5.2

Death During Payment of a Benefit.  If the Executive dies after any benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

5.3

Death After Termination of Employment But Before Payment of a Benefit Commences.  If the Executive is entitled to a benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the last day of the month following the date of the Executive’s death.

Article 6

Beneficiaries

6.1

Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written Beneficiary Designation Form with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and acknowledged by the Bank during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

6.2

Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7

General Limitations

7.1

Termination of Employment for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any Matching Grant or Interest credited under this Agreement if the Bank terminates the Executive’s employment for:

(a)

conviction of, or a plea of nolo contendere by, Executive to a felony or to fraud, embezzlement or misappropriation of funds;

(b)

the commission of a fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank, that has had a material adverse effect on the Bank;

(c)

material violation by Executive of any applicable federal banking law or regulation that has had a material adverse effect on the Bank; or

(d)

the willful failure by Executive, without communication to the Board of Directors before such act, to adhere to the Bank’s written policies, which causes a material monetary injury or other material harm to the Bank;

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated by reason of violating Sections 7.1(b), (c), or (d) until Executive is notified in writing by the Bank (or its successor entity) of a determination of a violation of Sections 7.1(b), (c), or (d), specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with his counsel, to explain to the Bank why there has been no violation of Sections 7.1(b), (c), or (d), followed by a finding by the Bank (i) that in the good faith opinion of the Bank (or its successor entity) the Executive had committed an act described in Sections 7.1(b), (c), or (d) above, (ii) specifying the particulars thereof in detail, and (iii) determining that such violation has not been corrected, or is not capable of correction.  Nothing herein shall limit the right of the Executive or his Beneficiary to contest the validity or propriety of any such determination.

7.2

Golden Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates or to the extent the benefit would be a non-deductible excess parachute payment under Sections 280G and 4999 of the Code.  To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.

Article 8

Claims and Review Procedure

8.1

Claims Procedure.  An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1

Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.1.2

Timing of Bank Response.  The Bank shall respond to such claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3

Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)

the specific reasons for the denial,

(b)

a reference to the specific provisions of the Agreement on which the denial is based,

(c)

a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)

an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and,

(e)

a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2

Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1

Initiation – Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2

Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3

Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4

Timing of Bank Response.  The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5

Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)

the specific reasons for the denial,

(b)

a reference to the specific provisions of the Agreement on which the denial is based,

(c)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and,

(d)

a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9

Amendments and Termination

9.1

Amendment With Consent.  This Agreement may be amended by written agreement between the Bank and the Executive; provided, however, that no such amendment shall cause any amount otherwise payable hereunder to be accelerated in violation of the requirements of Code section 409A and the rules and regulations adopted thereunder.

9.2

Suspension of Agreement.  The Bank may, in its sole discretion and prior to commencement of benefits under this Agreement, suspend this Agreement.  Upon suspension of the Agreement, the Executive shall not be permitted to make any further Deferrals hereunder, and shall receive no other credit to the Deferral Account except Interest under Section 3.1.3 hereunder, unless and until the Agreement is no longer suspended.  If the Agreement is suspended, the Executive shall be entitled to benefits under this Agreement as otherwise provided in accordance with the terms of this Agreement.

9.3

Termination of Agreement.  This Agreement may be terminated by the Bank at any time, if, and only if, all agreements maintained by the Bank, or an affiliate, that are similar in nature to this Agreement are simultaneously terminated.  Upon termination of this Agreement, all Compensation Deferrals shall cease, but Executive’s Deferral Account shall continue to be adjusted for earnings as provided in Article 3.  To compensate the Executive for the accelerated tax liability associated with the lump-sum payment, the Bank shall pay the Executive an additional lump-sum “gross up” payment such that the amount received by the Executive after paying taxes on both the lump-sum payment due under this Section 9.3. and after paying taxes on the gross-up payment is equal to the lump-sum payment due to the Executive under this

Section 9.3.  The Bank and the Executive shall coordinate in good-faith to determine the appropriate amount of the gross-up payment.

9.3.1

Termination After the Commencement of Benefits.  In the event the Bank terminates this Agreement under Section 9.3 after the Executive or beneficiary has commenced receiving benefits under this Agreement, the Bank shall continue making the next twelve (12) scheduled payments following the date this Agreement is terminated.  The Bank shall then pay the Executive, or the Executive’s beneficiary, as applicable, one hundred percent (100%) of the remaining Deferral Account in a single lump-sum payment on the twelfth (12th) month anniversary of the date this Agreement is terminated, unless the Executive becomes entitled to a benefit prior to such date, at which time the lump-sum benefit determined under this Section 9.3.1 shall be paid.

9.3.2

Termination Before the Commencement of Benefits.  In the event the Bank terminates this Agreement under Section 9.3 before payment of benefits have commenced under this Agreement, the Executive shall be entitled to one hundred percent (100%) of the Deferral Account, determined as of the date this Agreement is terminated. Payment of the benefit determined under this Section 9.3.2 shall be made in a single lump-sum payment on the twelfth (12th) month anniversary of the date the Agreement is terminated, unless the Executive becomes entitled to a benefit prior to such date, at which time the lump-sum benefit determined under this Section 9.3.2 shall be paid.

9.4

Termination of Agreement In Connection With a Change of Control. The Bank may terminate this Agreement no earlier than thirty (30) days preceding, or no later than twelve (12) months following, a Change of Control by written notice to the Executive, if, and only if, all agreements maintained by the Bank, or an affiliate, that are similar in nature to this Agreement are simultaneously terminated.  To compensate the Executive for the accelerated tax liability associated with the lump-sum payment, the Bank shall pay the Executive an additional lump-sum “gross up” payment such that the amount received by the Executive after paying taxes on both the lump-sum payment due under this Section 9.4. and after paying taxes on the gross-up payment is equal to the lump-sum payment due to the Executive under this Section 9.4.  The Bank and the Executive shall coordinate in good-faith to determine the appropriate amount of the gross-up payment.

9.4.1

Termination of Agreement After the Commencement of Benefits.  In the event the Bank terminates this Agreement under Section 9.4 after the Executive or beneficiary has commenced receiving benefits under this Agreement, the Bank shall pay the Executive, or the Executive’s beneficiary, as applicable, one hundred percent (100%) of the remaining Deferral Account in a single lump-sum payment within sixty (60) days following termination of the Agreement.

9.4.2

Termination of Agreement Before the Commencement of Benefits.  In the event the Bank terminates this Agreement under Section 9.4 before the Executive or beneficiary has commenced receiving benefits under this Agreement, the Bank shall pay the Executive, or the Executive’s beneficiary, as applicable, one hundred percent (100%)

of the remaining Deferral Account in a single lump-sum payment within sixty (60) days following termination of the Agreement.

Article 10

Miscellaneous

10.1

Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2

No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the shareholders’ rights to replace the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.3

Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4

Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5

Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the laws of the United States of America.

10.6

Unfunded Arrangement.  The Executive and the Executive’s beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Executive’s beneficiary have no preferred or secured claim.

10.7

Severability.  Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. In the event  any one or more of the provisions found in the Agreement shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

10.8

Recovery of Estate Taxes.  If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the Executive’s Beneficiary is other than the Executive’s estate, the Executive’s estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of this Agreement, an amount by which the total estate tax due by the Executive’s estate exceeds the total estate tax which would have been due and payable if the value of the benefit created by this Agreement would not have been included in the Executive’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person in a pro-rata amount according to their respective interests in the total amount of benefit created by this Agreement

10.9

Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.10

Administration.  The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)

interpreting the provisions of the Agreement;

(b)

establishing and revising the method of accounting for the Agreement;

(c)

maintaining a record of benefit payments; and,

(d)

establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.11

Named Fiduciary.  The Bank shall be the named fiduciary and Agreement administrator under this Agreement with respect to any reporting obligations under ERISA.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.12

Full Obligation.  Notwithstanding any provision to the contrary, when the Bank has paid either the lifetime benefits (as set forth in Article 4) or death benefits (as set forth in Article 5) as appropriate under any section of the Agreement, the Bank has completed its obligation to the Executive.

10.13

Section 409A Reformation.  Should any provision of this Agreement cause immediate taxation and penalty to the Executive or the Bank as written, that provision shall be reformed to comply with Section 409A of the Code while maintaining its original intent as much as possible. However, any reformation pursuant to Section 10.13 shall not be construed as an amendment or termination under Article 9.

********

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement this __ day of ______________, ____.

EXECUTIVE:

PEOPLES STATE BANK:

____________________________________

By:  _______________________________

________________________

Title:  _____________________________

EXHIBIT A

PEOPLES STATE BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

Deferral Election

I elect to defer my Base Salary and bonus compensation (if any) received under this Agreement with the Bank as follows:

Amount of Deferral

____ I elect to defer ____% of my Base Salary, not to exceed 20% of Base
Salary.

____ I elect to defer $_________ of Base Salary, not to exceed 20% of Base
Salary.

____ I elect to defer ____% of my bonus compensation, not to exceed 70% of my bonus compensation.

____ I elect to defer $_________ of my bonus compensation, not to exceed
70% of my bonus compensation.

I understand that the election I make above will remain in place and continue unless and until I submit another Exhibit A to the Bank and elect to stop, increase, or decrease my Deferrals.  Any subsequent election, whether to stop, start (or re-start), increase or decrease my Deferrals will not be effective until the beginning of the Plan Year following the year in which the new Exhibit A is submitted to the Bank.  For example, if you wish to stop your Deferrals, you must submit a new Exhibit A to the Bank before December 31st of the current year.  Your election to stop your Deferrals will then not be effective, however, until January 1st of the following Plan Year.

Signature  ___________________________

Date  _______________________________

Received by the Bank this ___ day of ______________, 200__.

By  ________________________________

Title  _______________________________

EXHIBIT B

PEOPLES STATE BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

BENEFIT ELECTION

THIS BENEFIT ELECTION is made and entered into as of the ___ day of ______________, 2____, by ______________ (the “Executive”) pursuant to the Executive Deferred Compensation Agreement (the “Agreement”) by and between Peoples State Bank (the “Bank”) and the Executive.

The Executive, by circling in ink either OPTION 1 or OPTION 2 below, hereby elects to receive the Normal Retirement Benefit described in Section 4.1 of the Agreement in the manner set forth below.  The Executive and the Bank acknowledge and agree that the Bank, in the absence of any valid Benefit Election by the Executive under this EXHIBIT B, shall pay any benefit under Section 4.1 of this Agreement in accordance with OPTION 1 below.

OPTION 1:

The Bank shall pay the amount set forth in Section 4.1 of the Agreement in a single lump-sum payment

OPTION 2:

The Bank shall pay the benefit amount set forth in Section 4.1 of the Agreement to the Executive in equal ___________  bi-weekly installments (not to exceed three hundred ninety (390) bi-weekly installments).  The Bank shall credit Interest, compounded bi-weekly, on the remaining balance of the benefit amount set forth in Section 4.1 of the Agreement during the applicable installment period set forth in this paragraph in accordance with Section 3.1.3 of this Agreement.  For purposes of the Agreement, each installment paid under this Option 2 shall be treated as a separate payment.

The Executive and Bank acknowledge and agree that the Executive may file a subsequent Benefit Election under this EXHIBIT B,  and change the form of benefit to be paid under Section 4.1 of the Agreement, provided that such subsequent Benefit Election must (a) not be effective until after the twelfth (12th) month following the date of the subsequent Benefit Election, and (b) defer receipt of the benefit for an additional sixty (60) months from the date such benefit would otherwise have been paid absent the subsequent Benefit Election.  The Executive and Bank agree and acknowledge that any subsequent Benefit Election under this EXHIBIT B not made within the time frame set forth in the paragraph above shall be null and void, and in such event, the most recent previous Benefit Election which is not null and void shall determine the method in which the Executive’s benefit under Section 4.1 of this Agreement shall be paid.

Executed this __ day of _______________, 2____.

Executive:  ____________________________________

Accepted by the Bank this ___ day of _____________, 2____.

By:  __________________________

Title:  _____________________________

EXHIBIT C

PEOPLES STATE BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

DEATH BENEFIT ELECTION

THIS DEATH BENEFIT ELECTION is made and entered into as of the day of ______________, 2____, by ______________ (the “Executive”) pursuant to the Executive Deferred Compensation Agreement (the “Agreement”) by and between Peoples State Bank (the “Bank”) and the Executive.

The Executive, by circling in ink either OPTION 1 or OPTION 2 below, hereby elects to receive the Death Benefit described in Section 5.1 of the Agreement in the manner set forth below.  The Executive and the Bank acknowledge and agree that the Bank, in the absence of any valid Death Benefit Election by the Executive under this EXHIBIT C, shall pay any benefit under Section 5.1 of this Agreement in accordance with OPTION 1 below.

OPTION 1:

The Bank shall pay the amount set forth in Section 5.1 of the Agreement in a single lump-sum payment

OPTION 2:

The Bank shall pay the benefit amount set forth in Section 5.1 of the Agreement to the Executive in equal ___________  bi-weekly installments (not to exceed three hundred ninety (390) bi-weekly installments).  The Bank shall credit Interest, compounded bi-weekly, on the remaining balance of the benefit amount set forth in Section 5.1 of the Agreement during the applicable installment period set forth in this paragraph in accordance with Section 3.1.3 of this Agreement.  For purposes of the Agreement, each installment paid under this Option 2 shall be treated as a separate payment.

The Executive and Bank acknowledge and agree that the Executive may file a subsequent Death Benefit Election under this EXHIBIT C,  and change the form of benefit to be paid under Section 5.1 of the Agreement, provided that such subsequent Death Benefit Election must (a) not be effective until after the twelfth (12th) month following the date of the subsequent Death Benefit Election, and (b) defer receipt of the benefit for an additional sixty (60) months from the date such benefit would otherwise have been paid absent the subsequent Benefit Election.  The Executive and Bank agree and acknowledge that any subsequent Death Benefit Election under this EXHIBIT C not made within the time frame set forth in the paragraph above shall be null and void, and in such event, the most recent previous Death Benefit Election which is not null and void shall determine the method in which the Executive’s benefit under Section 5.1 of this Agreement shall be paid.

Executed this __ day of ______________, 2____.

Executive:  __________________________________

Accepted by the Bank this ___ day of _______________, 2____.

By:  __________________________

Title:  _____________________________

Peoples State Bank

Executive Deferred Compensation Agreement

Beneficiary Designation Form

I, _____________________, designate the following as Beneficiary of any death benefits payable under the Executive Deferred Compensation Agreement by and between Peoples State Bank and ________________________:

Primary:  ____________________________________________________________________________

Name

Address

Relationship

Contingent:  _________________________________________________________________________

Name

Address

Relationship

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by delivering a new written designation to the Plan Administrator.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:  _______________________________

Signature:  _______________________________

Date:  __________________________

SPOUSAL CONSENT:

I consent to the Beneficiary designations above. I further acknowledge that if I am named Beneficiary and the marriage is subsequently dissolved, the designation naming me beneficiary will be automatically revoked.

Spouse Name: ____________________________

Signature: _______________________________	Date: ______________

Received by the Plan Administrator this ________ day of ___________________, 20___.

By:  _________________________________

Title:  _________________________________